Exhibit 24.2

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Stephen A. Wynn and John Strzemp, and each of them singly, as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for him or her and in his or her name, place and stead, and in any and all capacities to sign any and all amendments (including preeffective and post-effective amendments) to this registration statement (File No. 333-124052), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

/s/ RONALD J. KRAMER Ronald J. Kramer	President and Director Wynn Resorts, Limited	May 20, 2005

/s/ JOHN A. MORAN John A. Moran	Director Wynn Resorts, Limited	May 20, 2005

/s/ D. BOONE WAYSON D. Boone Wayson	Director Wynn Resorts, Limited	May 20, 2005

/s/ ALLAN ZEMAN Allan Zeman	Director Wynn Resorts, Limited	May 20, 2005